EXHIBIT 99.1

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                                                                    NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE
ENGlobal Corporation


                                                   CONTACT:  Natalie S. Hairston
                                                                  (281) 878-1000
                                                                 ir@ENGlobal.com
                                                                 ---------------

             ENGLOBAL CORPORATION ANNOUNCES RECORD QUARTERLY RESULTS

HOUSTON, TX, AUGUST 7, 2007 - ENGlobal Corporation (AMEX: ENG), a leading provider of engineering and professional services, today reported net income of $3.9 million, or $0.15 per basic share, for the quarter ended June 30, 2007. Operating profit margin increased to 7.7% during the second quarter 2007, an increase of 2.9 percentage points from 4.8% recorded during the prior year period. For comparison purposes, during the first quarter 2007, the Company earned $0.12 per basic share with an operating margin of 6.8%. These results show that ENGlobal increased its cumulative net income to $0.26 per share (rounded) in the six months ended June 30, 2007, compared to $0.14 per share for the same period in 2006.

Second Quarter 2007 Highlights Compared to Second Quarter 2006:
---------------------------------------------------------------

     o    Earnings per share increased to $0.15 from $0.09
     o    Gross profit margin increased to 15.9% from 14.3%
     o    Operating profit margin increased to 7.7% from 4.8%
     o    Revenue increased 19% to a record $89.6 million
     o Bi-weekly billable hours averaged 189,000 hours, up 39%, compared to 136,000 hours

Revenue for the quarter totaled $89.6 million, an increase of approximately $14.5 million, or 19%, compared to the second quarter of 2006. This revenue increase can primarily be attributed to an increased level of cost-plus billable work in the Company's engineering segment, with field and inspection services achieving the largest quarter-over-quarter growth. Also, revenue in the quarter sequentially increased 10% when compared to $81.7 million in the first quarter of 2007. The following table illustrates the composition of the Company's revenue for the quarters ended June 30, 2007 and 2006, respectively:

                                         Quarter Ended         Quarter Ended
     (Dollars in millions)*              June 30, 2007         June 30, 2006
                                     --------------------  --------------------
                                     Revenue   % of Total  Revenue   % of Total
                                                 Revenue               Revenue
                                     --------  ----------  --------  ----------
Engineering Segment
-------------------
    Detail-design                    $   36.1         40%  $   28.4         38%
    Field services and inspection        38.2         43%      25.0         33%
    Procurement and construction          5.5          6%       6.3          8%
    Design-build fixed price              4.2          5%      10.1         14%
Systems Segment                           5.6          6%       5.3          7%
---------------                      --------  ----------  --------  ----------
                                     $   89.6        100%  $   75.1        100%
                                     ========  ==========  ========  ==========

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* Some numbers may vary slightly from other published reports due to rounding.


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      654 N. Sam Houston Parkway E. o Suite 400 o Houston, Texas 77060-5914
                                www.ENGlobal.com

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ENGlobal Corporation Press Release
August 7, 2007
Page 2


As a percentage of revenue, selling, general and administrative ("SG&A") expenses decreased 1.3 percentage points to 8.2% for the three months ended June 30, 2007 from 9.5% for both the comparable period in 2006 and the first quarter 2007, respectively. During the quarter, the Company was able to successfully leverage overhead expenses given current revenue growth combined with a $454,000 reduction in overhead expenses when compared to the first quarter 2007.

Commenting on the results, William A. Coskey, P.E., ENGlobal's Chairman and Chief Executive Officer, said, "We are pleased to report another quarter of improved financial performance for the Company, with solid top line growth along with an increased level of operating profit margin. ENGlobal has continued to benefit from an upward trend in cost-plus billable work in its engineering segment that resulted in revenue and net income setting new quarterly records. In summary, many measures undertaken to improve performance during the first half of 2007 have proven to be successful, and we expect that the near term trends in our business will continue to be positive."

ENGlobal averaged 189,000 billable hours per two-week period during the second quarter 2007, a 39% increase, when compared to 136,000 billable hours in the same period in 2006. The second quarter 2007 average represents a 9% increase over 174,000 billable hours in the first quarter 2007. The Company's overall utilization percentage, inclusive of overhead personnel, is approximately 91% for the second quarter 2007 compared to 88% for the comparable period of 2006, and up one percentage point from 90% during the first quarter 2007.

On average, ENGlobal's accounts receivable days outstanding was 70 days for the three month period ended June 30, 2007, a decrease from 71 days in the first quarter 2007. A factor contributing to an increased overall level in days outstanding has been the conversion of WRC Corporation to the Company's billing system. Excluding both the revenue and accounts receivable balances attributable to this acquisition, ENGlobal's average days outstanding would have been reduced to 67 days for the quarter ended June 30, 2007. The Company continues to work toward improving billing and collection processes.

The outstanding balance on the line of credit as of June 30, 2007 was $30.9 million, with remaining borrowings available of $4.1 million. As of August 2, 2007, the outstanding balance on the line of credit was $28.7 million, with remaining borrowings available of $6.3 million.

On August 6, 2007, ENGlobal entered into a new credit agreement with its current lending institution as the lead bank. The new credit agreement provides for a three-year, $50 million senior secured revolving credit facility, with additional availability of $15 million under similar terms and conditions of the previous $35 million credit facility. The Company believes the resulting increase in its borrowing capacity under this new line of credit will accommodate its continued growth and expansion.

In accordance with the provisions of SFAS No. 123(R), total stock-based compensation expense in the amount of $222,143 and $405,894 was recorded during the three month period ended June 30, 2007 and 2006, respectively. The total stock-based compensation expense was recorded in SG&A expenses.

The Company will host a conference call to discuss its quarterly results at 11:00 a.m. EDT (10:00 a.m. CDT). To participate in the conference call, please dial (877) 407-0782 (Domestic) or (201) 689-8567 (International) approximately 10 minutes before the scheduled start time and request the "ENGlobal Second Quarter 2007 Earnings Conference Call". If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Tuesday, August 21, 2007. The replay can be accessed by dialing (877) 660-6853 (Domestic) or (201) 612-7415 (International), Account #286, Conference ID # 250194. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company's website shortly after the call concludes.

ENGlobal Corporation Press Release
August 7, 2007
Page 3


The Company's Quarterly Report on Form 10-Q for the quarter year ended June 30, 2007 will be filed with the Securities and Exchange Commission on or before August 9, 2007 reflecting these results.

About ENGlobal Corporation
--------------------------
ENGlobal Corporation provides engineering, automation systems, field inspection, and land management and regulatory services principally to the petroleum refining, petrochemical, pipeline, production, and process industries throughout the United States and internationally. The Company, with its subsidiaries, now employs over 2,400 employees in 18 offices and occupies over 450,000 square feet of office and manufacturing space. In 2004 and 2005, the Company was named the #1 fastest growing engineering firm in the United States and Canada by ZweigWhite and was ranked #2 in 2006 and 2003. Further information about the Company and its subsidiaries is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
------------------------------------------
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company's ability to shift its contracting strategy in a manner that will prevent future charges;
(2) the Company's ability to mitigate its losses; (3) general economic conditions that impact the cost of labor and materials; (4) the Company's ability to achieve its business strategy while effectively managing costs and expenses; (5) the Company's ability to estimate exact project completion dates;
(6) the Company's ability to successfully and profitably integrate acquisitions; and (7) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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ENGlobal Corporation Press Release
August 7, 2007
Page 4

                                         FINANCIAL HIGHLIGHTS

Consolidated Statements of Income (in thousands, except per share data)*:
-------------------------------------------------------------------------

                                                    Quarter Ended                Six Months Ended
                                                       June 30                        June 30
                                            ----------------------------    ----------------------------
                                                2007            2006            2007            2006
                                            ------------    ------------    ------------    ------------

Operating Revenue                           $     89,576    $     75,066    $    171,235    $    141,693

Operating Expenses:
      Direct cost                                 75,357          64,337         143,738         122,742
      Selling, general and administrative          6,570           6,813          13,616          12,510
      Depreciation and amortization                  720             354           1,418             757
                                            ------------    ------------    ------------    ------------
           Total operating expenses               82,647          71,504         158,772         136,009
                                            ------------    ------------    ------------    ------------

           Operating income                        6,929           3,562          12,463           5,684

Other Income (Expense):
      Other income                                   515             387             515             409
      Interest income (expense), net                (700)           (253)         (1,260)           (415)
                                            ------------    ------------    ------------    ------------

Income before Provision for Income Taxes           6,744           3,696          11,718           5,678

Provision for Income Taxes                         2,831           1,365           4,650           2,112
                                            ------------    ------------    ------------    ------------

Net Income                                  $      3,913    $      2,331    $      7,068    $      3,566
                                            ============    ============    ============    ============

Net Income Per Common Share:
      Basic                                 $       0.15    $       0.09    $       0.26    $       0.14
      Diluted                               $       0.14    $       0.09    $       0.26    $       0.13

Weighted Average Shares Used in
Computing Net Income Per Share:

      Basic                                   26,864,358      26,444,185      26,839,184      26,388,702
      Diluted                                 27,290,047      27,191,617      27,208,578      27,218,982


   Selected Balance Sheet Information (in thousands)*:
   ---------------------------------------------------
                                                                 As of
                                                    June 30, 2007      Dec. 31, 2006
                                                    -------------      -------------

          Cash                                       $   2,325          $   1,403
          Working capital                               48,707             35,187
          Property and equipment, net                    6,929              8,725
          Total assets                                 120,213            106,227
          Long-term debt, net of current portion        33,318             27,162
          Stockholders' equity                          48,583             40,862

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* Some numbers may vary slightly from other published reports due to rounding.


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